UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2016

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd, STE 200 Columbus, OH	43235
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:   (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Omega,” “we,” “us” and “our” refer to Omega Commercial Finance Corporation and its subsidiaries.

Item 8.01.

Other Events

On May 27, 2016 The Company and Passerelle Finance, LLC (“PFL”), established a jointly-owned limited liability company, Omega Asset Management LLC (“OAM”) that will focus its business on the life insurance premium financing market.  Omega and PFL own a 50% equity interest in OAM with PFL and Eran Danino as designated managing members of OAM. PFL will oversee the daily business operations.

PFL’s principals bring over 10-years of industry expertise in the insurance premium finance market and just as importantly, have access to more than $250 million in outstanding premium financing loans, which could potentially be acquired by OAM to establish its portfolio.

In the life insurance premium financing market, OAM will seek to provide premium loans collateralized by eligible collateral and/or the Guaranteed Cash Surrender Value ( “GCSV”) of a life insurance policy.  Life insurance premium financing in general entails the lending of funds to a borrower in order to cover the cost of life insurance premiums, which may be significant, particularly when life insurance policies are used by high net worth individuals as part of their estate planning.  OAM also plans to monetize and access GCSV values in outstanding life insurance policies.

In general, the policyholder enters into a loan agreement with OAM, as the finance company, which may have a term of anywhere from one year to the end of the life of the policy. OAM then assumes the obligation to pay the premiums directly to the insurance company, usually in monthly, quarterly, annual or other periodic installments for the loan term.  In the case of an outstanding, fully-paid up policy, the policy is pledged as collateral for a loan disbursed directly to the policyholder/borrower.

OAM’s plan for its targeted clients are generally expected individuals ranging in age from 25 to 84 with a net worth of $5.0 million plus, or a potential net worth exceeding that amount. The eligible collateral profile generally consists of GCSVs and other liquid assets, generally in an amount to cover 105/x to 110/x the amount of the premium or loan financed.

There can be no assurance that this new financing product OAM is implementing will successfully enter or profitably operate in the life insurance premium financing/GCSV industry.

Date: May 31, 2016

OMEGA COMMERCIAL FINANCE CORPORATION

	By:	/s/ Todd C. Buxton
Todd C. Buxton, CEO